Heartland Payment Systems® Appoints Maureen Breakiron-Evans to
Board of Directors and Audit Committee

PRINCETON, N.J. (December 5, 2012) - The Board of Directors of Heartland Payment Systems (NYSE: HPY), one of the nation's largest payments processors, has appointed Maureen Breakiron-Evans to the board and to the audit committee.

A resident of Philadelphia and Certified Public Accountant, Ms. Breakiron-Evans is an experienced director and committee member who is currently a director with Cognizant Technology Solutions Corporation and the Federal Home Loan Bank of Pittsburgh, as well as a Trustee of Stetson University. Ms. Breakiron-Evans is also an experienced financial executive and board member with 30 years of finance experience, including 14 years in industry and 16 years in public accounting. She has held a variety of senior executive roles with Towers Perrin & Company, CIGNA Corporation, Inovant (subsidiary of VISA), Transamerica Corporation, and Arthur Andersen & Company.

“Maureen's background and depth of financial and technical experience are an ideal fit with our need for a new director and, more importantly, for enhanced expertise on our audit committee,” says Bob Carr, chairman and CEO of Heartland Payment Systems. “As Heartland continues to grow, it's imperative that our board continues to be comprised of experienced professionals who will contribute and guide the company through various growth opportunities and situations. The entire board looks forward to working with Maureen.”

Ms. Breakiron-Evans holds a bachelor's degree in accounting and mathematics from Stetson University, a master's of business administration from Harvard Business School, and master's degree in liberal arts and art history from Stanford University.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, school solutions, loyalty marketing services, campus solutions, payroll and related business solutions and services to more than 250,000 business and education locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, (www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

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Forward-looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Media Contacts:
Michael J. LaCosta
Director of Public Relations
Heartland Payment Systems
1-888-798-3131, ex. 2245
michael.lacosta@e-hps.com